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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        THE PEAK TECHNOLOGIES GROUP, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                        0-20078                  22-3028807
(State of incorporation             (Commission File           (IRS Employer
    or organization)                    Number)              Identification No.)


  600 Madison Avenue, New York, NY                                 10022
(Address of principal executive offices)                         (Zip Code)



     Securities to be registered pursuant to Section 12(b) of the Act: None

  Title of each class                           Name of each exchange on which
  to be so registered:                          each class is to be registered

          None                                                None

       Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of Class)
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         The registrant hereby amends Item 1 of its Registration Statement on
Form 8-A, dated March 31, 1997, by adding the information set forth below. The registrant also amends Item 2 by adding the First Amendment to the Rights Agreement as Exhibit 2.


Item 1.  Description of Registrant's Securities to be Registered.

Amendment to the Rights Agreement

         On April 23, 1997, Moore U.S.A. Inc. ("Moore"), Kirkwood Acquisition Corp., a wholly-owned subsidiary of Moore ("Sub"), and the Company entered into an Agreement and Plan of Merger, dated as of April 23, 1997 (the "Merger Agreement"), providing, among other things, for the merger (the "Merger") of Sub with and into the Company whereupon the Company will become a wholly-owned subsidiary of Moore.

         In connection with the Merger Agreement, the Company and ChaseMellon Shareholder Services, as Rights Agent, entered into the First Amendment (the "Amendment") to the Rights Agreement, dated as of April 23, 1997. The Amendment provides, among other things, that (A) none of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby will cause (i) Moore or Sub or any of their affiliates or associates to be deemed an Acquiring Person, (ii) a Share Acquisition Date to occur or (iii) a Distribution Date to occur and (B) the Rights shall expire immediately prior to the effective time of the Merger.

         A copy of the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is hereby incorporated herein by reference.


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Item 2.  Exhibits

Exhibit No.       Description
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*(1)              Rights Agreement between the Company and ChaseMellon
                  Shareholder Services, as Rights Agent, dated as of March 28,
                  1996 which includes as Exhibit A the Form of Right
                  Certificate. Pursuant to the Rights Agreement, Right
                  Certificates will not be mailed until as soon as practicable after the earlier of the twentieth business day following announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the twentieth business day after a person commences or announces its intention to commence an offer the consummation of which would result in a person beneficially owning 20% or more of the Common Shares.


 (2) First Amendment to the Rights Agreement, dated as of April 23, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed on April 24, 1997).

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*        Previously filed as an exhibit to the Registration Statement.


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                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    THE PEAK TECHNOLOGIES GROUP, INC.



Date:  April 25, 1997               By:  /s/      Edward A. Stevens
                                      ---------------------------------
                                       Name:  Edward A. Stevens
                                       Title: Executive Vice President,
                                              Chief Financial Officer,
                                              Chief Accounting Officer,
                                              Director


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                                  EXHIBIT INDEX


Exhibit                                                                 Page No.
-------                                                                 --------

*1. Rights Agreement between the Company and ChaseMellon Shareholder Services, as Rights Agent, dated as of March 28, 1997 which includes as Exhibit A the Form of
         Right Certificate. Pursuant to the Rights Agreement,
         Right Certificates will not be mailed until as soon as practicable after the earlier of the twentieth business day following announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the twentieth business day after a person commences or announces its intention to commence an offer the consummation of which would result in a person beneficially owning 20% or more of the Common Shares.


2. First Amendment to the Rights Agreement, dated as of April 23, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed on April 24, 1997).

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*        Previously filed as an exhibit to the Registration Statement.


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